Exhibit 99.1
Intersect ENT Reports Fourth Quarter and Full Year 2020 Financial Results
MENLO PARK, Calif. — March 9, 2021 — Intersect ENT, Inc. (Nasdaq: XENT), a global ear, nose and throat (“ENT”) medical technology leader dedicated to transforming patient care, today reported financial results for the fourth quarter and full year ended December 31, 2020.
Fourth Quarter 2020 Overview
•Revenue totaled $28.2 million in the fourth quarter of 2020, compared to $31.8 million in the fourth quarter of 2019.
•SINUVA recorded a record revenue quarter of $2.6 million.
•The Fiagon product portfolio generated revenue of $0.9 million and included the first sales ever of the recently FDA-cleared VENSURE sinus balloon.
•Cash, cash equivalents, restricted cash, and short-term investments were $105.5 million as of December 31, 2020.
“We are entering 2021 with positive momentum across our business highlighted by strong fourth quarter sequential revenue growth, the completed acquisition of Fiagon, and multiple sources of prospective growth through a broader and more diversified portfolio,” said Thomas A. West, President and Chief Executive Officer of Intersect ENT. “In the fourth quarter, we saw our business respond favorably to an improved market for elective sinus procedures, prior to the resurgence of COVID-19 in December. With our deliberate focus on penetrating office-based procedures, we were able to take advantage of physician availability, capitalize on improved payer coverage and market access for our localized drug delivery platforms, and introduce our new innovative product lines. The recent changes in CMS product coding should further simplify coverage and access for both SINUVA and PROPEL across sites of care in the U.S. market. In addition, the integration of Fiagon is progressing smoothly. With the additions of the VENSURE sinus balloon and CUBE navigation into our portfolio, we entered the U.S. balloon dilation market and expanded our geographic footprint. We are well-positioned to return to growth in 2021 by building on the strength of PROPEL, SINUVA, and our expanding product portfolio while targeting office-based procedures and increasing our international market presence.”
Fourth Quarter 2020 Financial Results
Total revenue was $28.2 million for the fourth quarter of 2020 compared to $31.8 million for the same period of 2019. This year-on-year decrease was attributable to lower PROPEL® revenue due to the impact of COVID-19 on elective sinus procedures, especially in the hospital setting of care. The impact on PROPEL demand was partially offset by increased SINUVA® revenue resulting from improved access and coverage and a shift in sinus procedures towards ambulatory surgery centers and the office setting of care. Fourth quarter revenue for SINUVA was $2.6 million, the product’s highest quarterly achievement. The Company also realized $0.9 million of revenue from the newly added Fiagon product portfolio.
Gross profit for the fourth quarter of 2020 was $19.5 million and gross margin was 69%, compared to gross profit of $24.5 million and gross margin of 77% for the same period of 2019. Gross margins continued to improve sequentially throughout the second half of 2020 as the Company increased its capacity utilization. The Company expects gross margin to recover further as volumes return and grow.
Operating expenses for the fourth quarter of 2020 were $36.8 million, compared to $33.1 million in the same period of 2019. SG&A expenses increased to $31.2 million from $27.2 million for the same period of 2019 due to transaction and integration costs associated with the acquisition of Fiagon, which consisted largely of professional fees. R&D expenses remained consistent between the fourth quarter of 2020 and 2019.
Net loss for the fourth quarter of 2020 was $20.2 million, or $0.62 per share, compared to $8.0 million, or $0.25 per share, in the same period of 2019. Adjusted net loss for the fourth quarter of 2020 was $17.6 million, or $0.54 per share. Adjusted net loss, a non-GAAP financial measure, excludes a $0.5 million loss on embedded derivatives and $2.1 million in transaction and integration costs associated with the Fiagon acquisition. There were no adjustments in the same period of 2019.

Full Year 2020 Financial Results

Full year 2020 revenue was $80.6 million compared to $109.1 million in 2019. Revenue in 2020 for the PROPEL family of products was $74.3 million and $5.3 million for SINUVA. The decrease in consolidated revenue was due to the impact of COVID-19 throughout 2020.
Gross profit for 2020 was $50.2 million and gross margin was 62%, compared to gross profit of $87.4 million and gross margin of 80% for 2019. Gross margin was adversely impacted by higher per unit manufacturing costs associated with lower volumes as well as idle facility charges from the shutdown of manufacturing activities in the second quarter of 2020. The Company expects gross margins to return to normalized levels in 2021.
Operating expenses for 2020 were $117.9 million, compared to $132.8 million in the same period of 2019. SG&A expenses decreased to $98.6 million from $108.5 million for the same period of 2019. R&D expenses decreased to $19.4 million in 2020 from $24.3 million in 2019.
Net loss for 2020 was $72.3 million, or $2.22 per share, compared to $43.0 million, or $1.37 per share, in 2019. Adjusted net loss for 2020 was $66.8 million, or $2.05 per share. Adjusted net loss excludes a $1.2 million loss on embedded derivatives, $4.0 million in transaction and integration costs associated with the Fiagon acquisition, and $0.2 million in restructuring costs. There were no adjustments in 2019.
The balance of cash, cash equivalents, short-term investments and restricted cash as of December 31, 2020 totaled $105.5 million of which $17.5 million constituted restricted cash. Prior year cash, cash equivalents, and short-term investments were $90.6 million as of December 31, 2019 with no restricted cash balances at that time.
Outlook
Based on current and anticipated elective procedure volumes and referral trends, the Company expects to grow revenues in 2021 relative to 2019 despite the continuing uncertainties related to the impact of COVID-19. While the effects of COVID-19 may impact near-term results, with the expected recovery of elective procedures combined with a significant increase in the number of individuals vaccinated against COVID-19, the Company expects full year 2021 revenues to be in the range of $116 million - $120 million, and gross margins to return to the low-to-mid 70% range. Based on current expectations of the operating environment in 2021 and 2022, the Company believes it has adequate cash and other resources to operate well into 2022.

Non-GAAP Measures vs. GAAP Financial Measures
This release contains a financial measure, adjusted net loss, that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of adjusted net loss to net loss, the most directly comparable GAAP financial measure, is provided in the financial schedules portion at the end of this press release. Adjusted net loss differs from net loss and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, adjusted net loss should not be considered a substitute for, or superior to, net loss calculated in accordance with GAAP.
The Company uses adjusted net loss to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes that adjusted net loss is useful to investors as it reflects an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
Webcast and Conference Call Information
Intersect ENT will host a conference call today at 8:30 a.m. ET (5:30 a.m. PT) to discuss the Company’s fourth quarter 2020 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the Company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: https://dpregister.com/sreg/10152467/e2e29849bd.

A replay of the conference call may be accessed one to two hours after the call at www.intersectENT.com or via phone at 877-344-7529 or 412-317-0088 for international callers. The reference number to enter the replay of the call is 10152467. The dial-in replay will be available for a week after the call and via the internet for approximately one month.
About Intersect ENT
Intersect ENT is a global ear, nose and throat medical technology leader dedicated to transforming patient care. The Company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the Company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care. In October 2020, Intersect ENT acquired Fiagon AG Medical Technologies, a global leader in electromagnetic surgical navigation solutions with an expansive portfolio of ENT product offerings, including the VENSURE sinus balloon, that complement the Company's PROPEL® and SINUVA® sinus implants and extend its geographic reach.
For additional information on the Company or the products including risks and benefits please visit www.IntersectENT.com. For more information about PROPEL® (mometasone furoate) sinus implants and SINUVA® (mometasone furoate) sinus implant, please visit www.PROPELOPENS.com and www.SINUVA.com.
Intersect ENT®, PROPEL® and SINUVA®, are registered trademarks of Intersect ENT, Inc.
Forward-Looking Statements
The forward-looking statements in this press release are based on Intersect ENT's current expectations and inherently involve significant risks and uncertainties. These statements include Intersect ENT’s expectations regarding the impact of recent changes in CMS product coding, the effect that additions of the VENSURE sinus balloon and CUBE navigation will have on its business, that it is well-positioned to return to growth in 2021, and that it expects gross margin to recover further as volumes return and grow, as well as the statements under the caption “Outlook.” Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements due to risks and uncertainties, including: the duration and severity of the COVID-19 pandemic is unknown and could continue, and be more severe, than Intersect ENT currently expects; the unknown state of the U.S. economy following the pandemic; the level of demand for Intersect ENT's products as the pandemic subsides; the ability of Intersect ENT to effectively and efficiently resume full commercial and manufacturing operations; the time it will take for the economy to recover from the pandemic; the sufficiency of capital to run the Company into 2022; and others which are described in the Company's latest form 10-K and 10-Q filed with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.
CONTACT:
Intersect ENT, Inc.
Randy Meier, 650-641-2105
ir@intersectENT.com

Intersect ENT, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except percentages and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue	$28,228	$31,754	$80,554	$109,142
Cost of sales	8,694	7,206	30,306	21,773
Gross profit	19,534	24,548	50,248	87,369
Gross margin	69%	77%	62%	80%
Operating expenses:
Selling, general and administrative	31,151	27,233	98,550	108,480
Research and development	5,635	5,831	19,350	24,283
Total operating expenses	36,786	33,064	117,900	132,763
Loss from operations	(17,252)	(8,516)	(67,652)	(45,394)
Interest expense	(1,380)	—	(2,752)	—
Other income (expense), net	(1,981)	559	(2,331)	2,400
Loss before income taxes	(20,613)	(7,957)	(72,735)	(42,994)
Provision for income tax (benefit)	(416)	—	(416)	—
Net loss	(20,197)	(7,957)	(72,319)	(42,994)
Net loss per share, basic and diluted	$(0.62)	$(0.25)	$(2.22)	$(1.37)
Weighted average common shares used to compute net loss per share, basic and diluted	32,804	31,778	32,615	31,388

Intersect ENT, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2020	2019
Assets
Current assets:
Cash, cash equivalents and short-term investments	$88,027	$90,638
Accounts receivable, net	14,592	19,113
Inventories, net	12,054	17,000
Prepaid expenses and other current assets	3,494	2,300
Total current assets	118,167	129,051
Property and equipment, net	5,624	6,312
Operating lease right-of-use assets	17,151	11,980
Intangible assets, net	21,193	—
Goodwill	46,639	—
Restricted cash	17,500	—
Other non-current assets	1,107	559
Total assets	$227,381	$147,902
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,042	$4,056
Accrued compensation	13,559	12,717
Deferred acquisition related consideration, current	21,071	—
Other current liabilities	3,575	2,163
Total current liabilities	44,247	18,936
Operating lease liabilities	17,736	10,886
Convertible notes, net	63,650	—
Deferred acquisition related consideration, non-current	33,167	—
Deferred tax liability and other non-current liabilities	1,569	22
Total liabilities	160,369	29,844
Total stockholders’ equity	67,012	118,058
Total liabilities and stockholders’ equity	$227,381	$147,902

Intersect ENT, Inc.
Reconciliation of Condensed Consolidated GAAP Financial Measures to Non-GAAP Financial Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Non-GAAP Net Loss
Net Loss, as reported (GAAP)	$(20,197)	$(7,957)	$(72,319)	$(42,994)
Loss on embedded derivatives	453	—	1,248	—
Transaction costs	2,118	—	3,984	—
Restructuring costs	—	—	242	—

Adjusted Net Loss (non-GAAP)	$(17,626)	$(7,957)	$(66,845)	$(42,994)

Basic and Diluted Net Loss per Share:
Net Loss per share, as reported (GAAP)	$(0.62)	$(0.25)	$(2.22)	$(1.37)
Adjusted Net Loss per share (non-GAAP)	$(0.54)	$(0.25)	$(2.05)	$(1.37)

Shares used to compute GAAP and Non-GAAP Basic and Diluted Net Loss per Share	32,804	31,778	32,615	31,388